TWEEDY, BROWNE FUND INC.

                             ARTICLES SUPPLEMENTARY


     Tweedy, Browne Fund Inc., a Maryland corporation (the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to Section 2-105(c) and in accordance with Section 2-208.1 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the "Board"), by duly adopted resolutions, has increased the aggregate number of shares of capital stock of all classes that the Corporation has authority to issue from One Billion Four Hundred Million (1,400,000,000) shares of capital stock with a par value of one-hundredth of one cent ($.0001) per share to Two Billion (2,000,000,000) shares of capital stock with a par value of one-hundredth of one cent ($.0001) per share.

     SECOND: Pursuant to the authority vested in the Board under Article V of the charter of the Corporation, and in accordance with Section 2-208 of the Maryland General Corporation Law, by duly adopted resolutions, the Board has reclassified and designated Six Hundred Million (600,000,000) of the authorized and unissued shares of the Corporation's Tweedy, Browne Global Value Fund Stock with a par value of one-hundredth of one cent ($.0001) per share (constituting pursuant to Article V, Section (3) of the Corporation's charter the Six Hundred Million (600,000,000) unissued shares of capital stock of the Corporation that are newly authorized for issuance by the Corporation pursuant to the increase in the aggregate number of shares of capital stock that the Corporation has authority to issue as set forth in Article First of these Articles Supplementary), as authorized and unissued shares of a separate class designated as Tweedy, Browne Global Value Fund II - Currency Unhedged Stock with a par value of one-hundredth of one cent ($.0001) per share (the "Global Value Fund II
- Currency Unhedged Stock").

     THIRD: The shares of Global Value Fund II - Currency Unhedged Stock and the holders thereof shall be subject in all respects to the provisions of the Corporation's charter that are applicable to each class of the Corporation's capital stock as provided in Article V of the Corporation's charter. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Global Value Fund II - Currency Unhedged Stock are set forth in Article V of the Corporation's charter and as otherwise provided in the Corporation's charter.

     FOURTH: The total number of shares of capital stock of all classes that the Corporation had authority to issue immediately before the increase in the aggregate number of shares of capital stock set forth in Article FIRST hereof was One Billion Four Hundred Million (1,400,000,000) shares of capital stock with an aggregate par value of One Hundred Forty Thousand Dollars ($140,000). Such shares of capital stock were classified and designated in separate classes as follows: Six Hundred Million (600,000,000) of the authorized shares of stock were classified and designated as Tweedy, Browne Global Value Fund Stock, par value one-hundredth of one cent ($.0001) per share, Four Hundred Million (400,000,000) of the authorized shares of stock were classified and designated as Tweedy, Browne Value Fund Stock, par value one-hundredth of one cent ($.0001) per share and Four Hundred Million (400,000,000) of the authorized shares of stock were classified and designated as Tweedy, Browne Worldwide High Dividend Yield Value Fund Stock, par value one-hundredth of one cent ($.0001) per share.


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     FIFTH: The total number of shares of capital stock of all classes that the
Corporation has authority to issue, as increased, is Two Billion (2,000,000,000) shares of capital stock with an aggregate par value of Two Hundred Thousand Dollars ($200,000). Such shares of capital stock are classified and designated in separate classes as follows: Six Hundred Million (600,000,000) of the authorized shares of stock are classified and designated as Tweedy, Browne Global Value Fund Stock, par value one-hundredth of one cent ($.0001) per share, Four Hundred Million (400,000,000) of the authorized shares of stock are classified and designated as Tweedy, Brown Value Fund Stock, par value one-hundredth of one cent ($.0001) per share, Four Hundred Million (400,000,000) of the authorized shares of stock are classified and designated as Tweedy, Browne Worldwide High Dividend Yield Value Fund Stock, par value one-hundredth of one cent ($.0001) per share and Six Hundred Million (600,000,000) of the authorized shares of stock are classified and designated as Tweedy, Browne Global Value Fund II - Currency Unhedged Stock, par value one-hundredth of one cent ($.0001) per share.

     SIXTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, TWEEDY, BROWNE FUND INC. has caused these Articles Supplementary to be executed in its name and on its behalf by its President, Thomas H. Shrager, and attested to by its Secretary, M. Gervase Rosenberger, on the 15th of October, 2009, and the undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.


ATTEST:                                  TWEEDY, BROWNE FUND INC.

/s/ M. Gervase Rosenberger               By:/s/ Thomas H. Shrager(SEAL)
__________________________                  _____________________

M. Gervase Rosenberger                      Thomas H. Shrager
Secretary                                   President


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